Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 17, 2006 (except for Notes 1, 5, 6, and 9, as to which the date is December 11, 2006 and Notes 2, 3, 15, 17, and 18, as to which the date is January 25, 2007), with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc. included in Amendment No. 3 to the Registration Statement (Form S-3 on Form S-11 No. 333-117655) and Amendment No. 4 to the Registration Statement (Form S-3 on Form S-11 No. 333-69675 and each related Prospectus for the registration of common stock, preferred stock, debt securities, and warrants.

                         /s/ Ernst & Young LLP

McLean, Virginia
January 25, 2007